EX-28.d.3.c.1

EXHIBIT A

SUBADVISORY AGREEMENT

BY AND AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

and

NATIONWIDE ASSET MANAGEMENT, LLC

Effective January 1, 2008

As amended May 1, 2013*

Funds of the Trust	Subadvisory Fees

Nationwide Bond Fund	0.15% on assets up to $250 million 0.125% on assets of $250 million and more but less than $1 billion 0.10% on assets of $1 billion and more

Nationwide Government Bond Fund

0.15% on Aggregate Subadviser Assets† up to $250 million

0.125% on Aggregate Subadviser Assets† of $250 million and more but less than $1 billion

0.10% on Aggregate Subadviser Assets† of $1 billion and more

Nationwide Inflation-Protected Securities Fund	0.075% on all assets

*	As approved by the Board of Trustees at its meeting held on March 13, 2013.
†	The term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the Nationwide Government Bond Fund together with the Subadviser Assets (as defined in a Subadvisory Agreement among Nationwide Variable Insurance Trust, Nationwide Fund Advisors and Nationwide Asset Management, LLC, dated January 1, 2008, as amended May 1, 2013) of the NVIT Government Bond Fund.

EX-28.d.3.c.1

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE MUTUAL FUNDS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER
NATIONWIDE ASSET MANAGEMENT, LLC

By:	/s/ Mark Bursinger
Name:	Mark Bursinger
Title:	Investment Leader